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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2004, relating to the financial statements and financial statement schedules of Vornado Realty L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" and the Company's application of the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets") appearing in the Annual Report on Form 10-K of Vornado Realty L.P. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

January 24, 2005

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  Exhibit 23.2